EXHIBIT 99.2

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Corporation Prices Convertible Note Offering

Boston, Massachusetts - August 17, 2004 - American Tower Corporation (NYSE: AMT) today announced that it has agreed to sell $300.0 million aggregate principal amount of its 3.00% convertible notes due August 15, 2012 through an institutional private placement. In addition, the Company has granted the initial purchaser of the notes a 30-day option to purchase up to an additional $45.0 million aggregate principal amount of notes. The net proceeds to the company of this offering are expected to be approximately $292.0 million ($336.0 million if the initial purchaser exercises in full its option to purchase additional notes). The closing of the offering is expected to occur on August 20, 2004 and is subject to customary closing conditions.

The notes are convertible into shares of the Class A common stock of the company at a conversion rate of 48.7805 shares per $1,000 principal amount of notes (equal to a conversion price of $20.50 per share), subject to certain adjustments. The company may redeem some or all of the notes in cash on or after August 20, 2009.

The company intends to use all of the net proceeds of the offering to refinance a portion of its outstanding 9 3/8% senior notes due 2009 either through redemption or repurchase.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes.

The notes and the Class A common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

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This press release contains “forward-looking statements” regarding the company’s ability to complete this private placement. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of telecommunications companies and for the company’s notes and Class A common stock in particular.